EXHIBIT 2.1


                   IN THE UNITED STATES BANKRUPTCY COURT

                        FOR THE DISTRICT OF DELAWARE

                                            )
In re:                                      )      Chapter 11
                                            )
   NUTRAMAX PRODUCTS, INC. et al.,          )      Case No. 00--_____ (  )
                                            )      (Jointly Administered)
                      Debtors.              )
                                            )

                   -------------------------------------

                               DEBTORS' JOINT

                     CHAPTER 11 PLAN OF REORGANIZATION

                   -------------------------------------

Dated:  Wilmington, Delaware
        May _, 2000

                                            PACHULSKI, STANG, ZIEHL,
                                               YOUNG & JONES P.C.

                                            Attorneys for Debtors and
                                            Debtors-In-Possession
                                            919 North Market Street
                                            16th Floor
                                            Wilmington, Delaware 19801
                                            (302) 652-4100
                                            Attn:  Laura Davis Jones, Esq.


                                            FRIED, FRANK, HARRIS, SHRIVER
                                               & JACOBSON
                                            (A Partnership Including
                                               Professional Corporations)
                                            Attorneys for Debtors and
                                            Debtors-In-Possession
                                            One New York Plaza
                                            New York, New York  10004
                                            (212) 859-8000
                                            Attn:  Brad Eric Scheler, Esq.

                             TABLE OF CONTENTS

ARTICLE ONE   DEFINITIONS..................................................1


ARTICLE TWO   PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES.........10

     2.1.  Non-DIP Administrative Expenses................................10
     2.2.  Senior DIP Administrative Expenses.............................10
     2.3.  Junior DIP Administrative Expenses.............................10
     2.4.  Full Settlement................................................10

ARTICLE THREE   PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS...........11

     3.1.  Priority Tax Claims............................................11

ARTICLE FOUR   CLASSIFICATION OF CLAIMS AND INTERESTS.....................11

     4.1.  Claims.........................................................11
     4.2.  Interests......................................................12

ARTICLE FIVE   IDENTIFICATION OF CLASSES OF CLAIMS AND  INTERESTS
                  IMPAIRED AND NOT IMPAIRED BY THIS PLAN..................12

     5.1.  Classes of Claims and Interests Impaired by this Plan and Entitled to Vote........................................12
     5.2.  Classes of Claims Not Impaired by this Plan and
              Conclusively Presumed to Accept this Plan...................12
     5.3.  Class of Interests Impaired by this Plan and Deemed
              Not to Have Accepted this Plan..............................12

ARTICLE SIX   PROVISIONS FOR TREATMENT OF  CLAIMS AND INTERESTS...........13

     6.1.  Priority Claims (Class 1)......................................13
     6.2.  Pre-petition Credit Agreement Claims (Class 2).................13
     6.3.  Miscellaneous Secured Claims (Class 3).........................13
     6.4.  General Unsecured Claims (Class 4).............................14
     6.5.  Senior Subordinated Note Claim (Class 5).......................14
     6.6.  Old Common Stock Interests (Class 6)...........................15
     6.7.  Other Interests (Class 7)......................................15
     6.8.  Subsidiary Common Stock Interests (Class 8)....................15

ARTICLE SEVEN   ACCEPTANCE OR REJECTION OF THIS PLAN;  EFFECT OF
                   REJECTION BY ONE OR MORE IMPAIRED CLASSES OF
                   CLAIMS OR INTERESTS....................................16

     7.1.  Impaired Class of Claims and Interests Entitled to Vote........16
     7.2.  Acceptance by an Impaired Class of Creditors...................16
     7.3.  Acceptance by an Impaired Class of Interest Holders............16
     7.4.  Classes of Claims and Interests Not Impaired by this Plan and Conclusively Presumed to Accept this Plan...............16
     7.5.  Class of Interests Deemed Not to Have Accepted this Plan.......17
     7.6.  Confirmation Pursuant to Section 1129(b) of the
              Bankruptcy Code.............................................17

ARTICLE EIGHT   UNEXPIRED LEASES AND EXECUTORY CONTRACTS..................17

     8.1.  Assumption and Rejection of Executory Contracts
              and Unexpired Leases........................................17
     8.2.  Bar Date for Rejection Damages.................................17

ARTICLE NINE   IMPLEMENTATION OF THIS PLAN................................18

     9.1.  Rights Plan....................................................18
     9.2.  Vesting of Property............................................18
     9.3.  Transactions on Business Days..................................18
     9.4.  Corporate Action for Reorganized Debtors.......................18
     9.5.  Implementation.................................................19
     9.6.  Issuance of New Securities.....................................19
     9.7.  Cancellation of Existing Securities and Agreements.............19
     9.8.  Board of Directors of Reorganized NutraMax.....................19
     9.9.  Employee Benefit Plans.........................................20
     9.10. Survival of Indemnification and Contribution Obligations.......20
     9.11. Litigation Trust...............................................21
     9.12. Substantive Consolidation......................................21
     9.13. Chilmark Consulting Agreement..................................22

ARTICLE TEN   PROVISIONS COVERING DISTRIBUTIONS...........................22

     10.1.  Timing of Distributions Under this Plan.......................22
     10.2.  Allocation of Consideration...................................23
     10.3.  Cash Payments.................................................23
     10.4.  Payment of Statutory Fees.....................................23
     10.5.  No Interest...................................................23
     10.6.  Fractional Securities.........................................24
     10.7.  Withholding of Taxes..........................................24
     10.8.  Distribution Record Date......................................24
     10.9.  Persons Deemed Holders of Registered Securities...............24
     10.10. Surrender of Existing Securities..............................25
     10.11. Special Procedures for Lost, Stolen, Mutilated or
               Destroyed Instruments......................................25
     10.12. Undeliverable or Unclaimed Distributions......................25

ARTICLE ELEVEN   PROCEDURES FOR RESOLVING DISPUTED CLAIMS.................26

     11.1.  Objections to Claims..........................................26
     11.2.  Procedure  26
     11.3.  Payments and Distributions With Respect to Disputed Claims....27
     11.4.  Individual Holder Proofs of Interest..........................27

ARTICLE TWELVE   DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS
                   OF CLAIMS..............................................27

     12.1.  Discharge of All Claims and Interests and Releases............27
     12.2.  Injunction 28
     12.3.  Exculpation...................................................29
     12.4.  Guaranties and Claims of Subordination........................29

ARTICLE THIRTEEN   CONDITIONS PRECEDENT TO CONFIRMATION  ORDER AND
                      EFFECTIVE DATE......................................30

     13.1.  Conditions Precedent to Entry of the Confirmation Order.......30
     13.2.  Conditions Precedent to the Effective Date....................31
     13.3.  Waiver of Conditions..........................................31
     13.4.  Effect of Failure of Conditions...............................31

ARTICLE FOURTEEN   MISCELLANEOUS PROVISIONS...............................32

     14.1.  Bankruptcy Court to Retain Jurisdiction.......................32
     14.2.  Binding Effect of this Plan...................................33
     14.3.  Nonvoting Stock...............................................33
     14.4.  Authorization of Corporate Action.............................33
     14.5.  Retiree Benefits..............................................33
     14.6.  Withdrawal of this Plan.......................................33
     14.7.  Captions......................................................34
     14.8.  Method of Notice..............................................34
     14.9.  Dissolution of Committees.....................................35
     14.10. Amendments and Modifications to Plan..........................35
     14.11. Section 1125(e) of the Bankruptcy Code........................35


Exhibit A - List of Initial Board of Directors of Reorganized NutraMax

          NutraMax Products, Inc.; NutraMax Ophthalmics Inc. (f/k/a Optopics Laboratories Corporation); Fairton Realty Holdings, Inc.; Powers Pharmaceutical Corporation; Certified Corp.; Oral Care, Inc.; Florence Realty, Inc.; First Aid Products, Inc.; Adhesive Coatings, Inc.; Elmwood Park Realty, Inc.; NutraMax Holdings Inc.; NutraMax Holdings II Inc.; F.A. Products, L.P.; and NutraMax Acquisition Corporation, as debtors and debtors-in-possession (collectively, the "Debtors"), hereby propose the following consolidated chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.

                                ARTICLE ONE
                                -----------

                                DEFINITIONS
                                -----------

          Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below when used in initially-capitalized form in this
Plan:

          Administrative Expense: (a) Any cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) asserted or arising under sections 503(b) or 507(b) of the Bankruptcy Code, (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court, and (c) all fees or charges assessed against the Debtors' estates under title 28, United States Code,
Section 1930.

          Affiliate: As defined in section 101(2) of the Bankruptcy Code.

          Allowed: With respect to Claims and Interests, (a) any Claim against, or Interest in, the Debtors, proof of which is timely filed or by order of the Bankruptcy Court is not or will not be required to be filed,
(b) any Claim or Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, (c) any Interest registered in the stock register maintained by or on behalf of the Debtors as of the Record Date, or (d) any Claim allowed pursuant to this Plan and, in each such case in (a), (b), and (c) above, as to which either (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by a Final Order (but only to the extent so allowed).

          Ballot: The form distributed, together with the Disclosure Statement, to Holders of Claims and Interests in classes that are impaired and entitled to vote on this Plan for the purpose of indicating acceptance or rejection of this Plan.

          Bankruptcy Code: Title 11 of the United States Code, as amended from time to time.

          Bankruptcy Court: The United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over these Chapter 11 Cases.

          Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended, promulgated under Section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, as applicable from time to time during the Chapter 11 Cases.

          Board: The Board of Directors of Debtors or Reorganized NutraMax, as applicable.

          Business Day: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

          By-Laws: The By-Laws, as amended, of the Debtors.

          Canceled Security: A security, note or other instrument evidencing a Claim or Interest outstanding immediately prior to the Effective Date, which security, note or other instrument represents a Claim or Interest that is Impaired under this Plan.

          Cash: Currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank by the Debtors, the Reorganized Debtors or other Entity making any distribution under this Plan.

          Cash Option: As defined in Section 6.4 of this Plan.

          Cause of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

          Certificate of Incorporation: The Certificate of Incorporation of NutraMax.

          Chapter 11 Cases: The cases under chapter 11 of the Bankruptcy Code concerning the Debtors which were commenced on the Filing Date.

          Chilmark Consulting Agreement: The consulting agreement between Reorganized NutraMax and Chilmark Partners which will be filed no later than ten (10) business days prior to the Confirmation Date.

          Claim: Any right to (a) payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          Class: A class of Claims or Interests designated pursuant to this Plan.

          Confirmation Date: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

          Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

          Confirmation Order: The order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

          Creditor: Any Entity that is the holder of a Claim against a Debtor that arose on or before the order for relief in these Chapter 11 Cases or a Claim against a Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

          Creditors' Committee: Any official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as the same may be constituted from time to time.

          Debtors: NutraMax Products, Inc.; NutraMax Ophthalmics Inc. (f/k/a Optopics Laboratories Corporation); Fairton Realty Holdings, Inc.; Powers Pharmaceutical Corporation; Certified Corp.; Oral Care, Inc.; Florence Realty, Inc.; First Aid Products, Inc.; Adhesive Coatings, Inc.; Elmwood Park Realty, Inc.; NutraMax Holdings Inc.; NutraMax Holdings II Inc.; F.A. Products, L.P.; and NutraMax Acquisition Corporation, as debtors and debtors-in-possession in the Chapter 11 Cases.

          Disclosure Statement: The Disclosure Statement that relates to this Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code.

          Disputed: With respect to Claims, any Claim that is not Allowed.

          Distributable Cash: The product of $2,750,000 multiplied by a fraction for which (x) the numerator is the aggregate amount of Allowed General Unsecured Claims that the holder of which has elected or have been deemed to have elected, the Cash Option and (y) the denominator is the aggregate amount of all Allowed General Unsecured Claims.

          Distributable New Subordinated Notes: New Subordinated Notes in an aggregate principal amount equal to the difference of (x) $5,500,000 less (y) the amount of Distributable Cash multiplied by two (2).

          Distribution Record Date: The date or dates fixed by the Bankruptcy Court for determining the Holders of Old Common Stock who are entitled to receive distributions under this Plan.

          Effective Date: The date which is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such earlier date after the Confirmation Date as agreed to in writing between the Debtors and the holders of DIP Administrative Expenses so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of this Plan have not been satisfied, or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived.

          Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

          Estimated General Unsecured Claims: General Unsecured Claims that are estimated in accordance with section 502(c) of the Bankruptcy Code or Bankruptcy Rule 3018(a).

          Filing Date: [________], 2000, which was the date on which each of the Debtors filed a voluntary petition for relief commencing the Chapter 11 Cases.

          Final Decree: A final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

          Final Order: An order, ruling or judgment that: (i) is in full force and effect; (ii) is not stayed; and (iii) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari.

          Fleet: Fleet National Bank.

          General Unsecured Claim: Any Claim against the Debtors (other than a Pre-petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Senior Subordinated Note Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense, or any Claim subordinated under section 510(b) of the Bankruptcy Code).

          Holder: Any Entity that holds a Claim or Interest.

          Impaired: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

          ING: ING (U.S.) Capital LLC.

          Initial DIP Agreement: The Debtor-in-Possession Credit Agreement, dated as of May _, 2000, among the Debtors and Fleet National Bank f/k/a BankBoston, N.A.

          Instrument: Any share of stock, security, promissory note or other "Instrument" within the meaning of that term, as defined in Section 9-105(1)(i) of the UCC.

          Interests: The equity interests in the Debtors, including, but not limited to, shares of common stock of the Debtors and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating the Debtors to issue, transfer or sell any shares of capital stock of the Debtors.

          Junior DIP Administrative Expenses: The Debtors' Administrative Expense obligations arising under the Junior Subsequent DIP Agreement.

          Junior DIP Lenders: Cape Ann Investors, LLC, Peritus Capital Partners LLC and Mr. Bernard Korman.

          Junior Subsequent DIP Agreement: The Junior Debtor-in-Possession Credit Agreement, dated as of ____ __, 2000, among the Debtors and the Junior DIP Lenders.

          Litigation Trust: The litigation trust created by the Litigation Trust Agreement.

          Litigation Trust Agreement: The Litigation Trust Agreement effective as of the Effective Date, to be filed with the Bankruptcy Court at least ten (10) days prior to the Confirmation Date.

          Market Rate: The rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen days prior to the Effective Date.

          Miscellaneous Secured Claim: Any Claim, other than a Pre-petition Credit Agreement Claim or an Administrative Expense, that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

          New Certificates of Incorporation: The Certificates of
Incorporation for each of the Reorganized Debtors.

          New Common Stock: The shares of common stock of Reorganized NutraMax, par value $.01 per share, to be issued by Reorganized NutraMax on and after the Effective Date pursuant to this Plan.

          New Senior Notes: The senior notes to be issued by Reorganized NutraMax under this Plan in the aggregate principal amount of $4,000,000. The New Senior Subordinated Notes will be secured by all assets of the Reorganized Debtors, subject only to the liens granted or permitted under the Reorganized Debtors' post-petition credit facility. The New Senior Notes are senior in priority to the New Subordinated Notes. The New Senior Subordinated Notes will bear interest from the Effective Date at a rate equal to the prime rate announced by Fleet plus 2.5% and will mature on the third anniversary of the Effective Date. Reorganized NutraMax will pay interest monthly in arrears. Principal payments on the New Senior Notes will be made as follows: (a) $1,000,000 on the first anniversary of the Effective Date, (b) $250,000 on the last business day of each three month period after the first anniversary of the Effective Date with the last of such payments being made on the last business day of the twenty-first month following the first anniversary of the Effective Date and (c) $1,250,000 on the third anniversary of the Effective Date. The New Senior Notes shall be substantially in the form filed with the Bankruptcy Court no later than ten
(10) days prior to the Confirmation Hearing.

          New Subordinated Notes: The subordinated notes that may be issued by Reorganized NutraMax under this Plan in an aggregate principal amount not to exceed $5,500,000. The New Subordinated Notes will bear interest from the Effective Date at the Market Rate and will mature on the seventh anniversary of the Effective Date. Interest will be payable quarterly in arrears. No principal payments will be made on the New Subordinated Notes until the maturity thereof. The New Subordinated Notes shall be subordinated to the prior payment in full of all senior indebtedness (including, without limitation, the New Senior Notes). The New Subordinated Notes shall be substantially in the form filed with the Bankruptcy Court no later than 10 days prior to the Confirmation Hearing.

          Non-DIP Administrative Expenses: All Administrative Expenses, other than the Senior DIP Administrative Expenses and the Junior DIP Administrative Expenses.

          Note Distribution: As defined in Section 6.4 of this Plan.

          NutraMax: NutraMax Products, Inc., a Delaware corporation.

          Old Common Stock: The common stock of NutraMax, par value $.01 per share, issued and outstanding as of the Filing Date.

          Old Common Stock Interest: Any Interest evidenced by Old Common Stock or any Claim, if any, relating to Old Common Stock that is subordinated under section 510(b) of the Bankruptcy Code.

          Other Interest: Any Interest other than Old Common Stock Interests or Subsidiary Common Stock Interests.

          Plan: This Chapter 11 plan of reorganization of the Debtors, together with all exhibits hereto, as the same may be amended and modified from time to time in accordance with the terms hereof.

          Pre-petition Credit Agreement: The Revolving Credit and Term Loan Agreement, dated as of December 30, 1996, as amended, modified or supplemented from time to time, between NutraMax, the lenders party thereto and Fleet, as a lender and agent for the lenders.

          Pre-petition Credit Agreement Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-petition Credit Agreement and all other Loan Documents (as defined in the Pre-petition Credit Agreement), including, without limitation, any and all accrued adequate protection payments in respect thereof, and any and all interest, costs, attorney's fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith.

          Priority Claim: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

          Priority Tax Claim: Any Claim which is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

          Pro Rata Share: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim or Allowed Interest, as the case may be, in a class is the same as the ratio such Claim or Interest bears to the total amount of all Claims or Interests (including Disputed Claims or Disputed Interests until disallowed) in such class.

          Related Documents: This Plan and all documents necessary to consummate the transactions contemplated by this Plan.

          Reorganized Debtors: The Debtors from and after the effectiveness of this Plan on the Effective Date.

          Reorganized NutraMax: NutraMax from and after the effectiveness of this Plan on the
Effective Date.

          Reorganized NutraMax By-Laws: The by-laws of Reorganized NutraMax, as amended and restated pursuant to this Plan, to be filed with the Bankruptcy Court prior to the Confirmation Hearing.

          Reorganized NutraMax Certificate of Incorporation: The certificate of incorporation of Reorganized NutraMax, as amended and restated pursuant to this Plan, in substantially the form to be filed with the Bankruptcy Court prior to the Confirmation Hearing.

          Rights: The rights to purchase New Common Stock to be issued under the Rights Plan and in accordance with Section 9.1 of this Plan.

          Rights Plan: The rights plan, substantially in the form to be filed with the Bankruptcy Court at least 10 days prior to the Confirmation Hearing.

          Rights Issue Date: The date on which the Rights are issued to Holders of Old Common Stock, which date shall be as soon as practicable after the Confirmation Date.

          Rights Record Date: The record date for the receipt of Rights under the Rights Plan as set forth in the Confirmation Order, which record date shall be on or prior to the Confirmation Date.

          Schedules: The schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court in accordance with section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

          Senior DIP Administrative Expenses: The Debtors' Administrative Expense Obligations arising under the Senior Subsequent DIP Agreement.

          Senior Subsequent DIP Lenders: The lenders under the Senior Subsequent DIP Agreement and The CIT Group/Business Credit, Inc., a New York corporation, as a lender and agent for the lenders.

          Senior Subordinated Note Claims: Any and all Claims in respect of all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, (including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith) and all other Claims against the Debtors, if any, directly or indirectly related to or arising out of the transactions, agreements or instruments upon which the Senior Subordinated Notes are based.

          Senior Subordinated Notes: The 11-1/2% Senior Subordinated Notes due June 30, 2004 issued by NutraMax to ING pursuant to that certain Purchase Agreement, dated as of December 30, 1996.

          Senior Subsequent DIP Agreement: The Senior Debtor-in-Possession Credit Agreement, dated as of _____ __, 2000, among the Debtors and the Senior Subsequent DIP Lenders.

          Subsidiary Common Stock: collectively, any and all authorized issued and outstanding Interests in each of the Debtors other than NutraMax.

          Subsidiary Common Stock Interest. Any interest evidenced by Subsidiary Common Stock.

          UCC: The Uniform Commercial Code, from time to time in effect in the State of New York.

          Unimpaired: Any Class of Claims or Interests that is not Impaired.

          Unsubscribed New Common Stock: If Class 7 votes to accept this Plan, the New Common Stock that is not subscribed for under the Rights Plan. If Class 7 does not vote to accept this Plan, the New Common Stock.

                                ARTICLE TWO
                                -----------

            PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES
            ---------------------------------------------------

          2.1. Non-DIP Administrative Expenses. Each allowed Non-DIP Administrative Expense shall be paid in full in Cash on the later of (i) the Effective Date, (ii) the date on which the Bankruptcy Court enters an order allowing such Non-DIP Administrative Expense and (iii) the date on which the Debtors and the Holder of such allowed Non-DIP Administrative Expense otherwise agree; provided, however, that allowed Non-DIP Administrative Expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that allowed Non-DIP Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

          2.2. Senior DIP Administrative Expenses. All Senior DIP
Administrative Expenses are allowed in full. The Senior DIP Administrative Expense shall be paid in full in Cash on the Effective Date.

          2.3. Junior DIP Administrative Expenses. All Junior DIP Administrative Expenses are allowed in full. The Junior DIP Lenders shall receive the following distributions on the Effective Date in satisfaction of the Junior DIP Administrative Expenses: (x) the proceeds of the Rights Plan and (y) the Unsubscribed New Common Stock. The holders of the Junior DIP Administrative Expenses have agreed to accept such distribution, subject to the consummation of this Plan.

          2.4. Full Settlement. The distributions provided for in Sections 2.1, 2.2 and 2.3 are in full settlement, release and discharge of all Administrative Expenses.

                               ARTICLE THREE
                               -------------

              PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS
              -----------------------------------------------

          3.1. Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, the Holder of an Allowed Priority Tax Claim shall be entitled to receive from the Reorganized Debtors on account of such Claim:

               (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or

               (b) Such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be.

                                ARTICLE FOUR
                                ------------

                   CLASSIFICATION OF CLAIMS AND INTERESTS
                   --------------------------------------

          Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Articles Two and Three above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

          4.1. Claims
               ------

               Class 1. Class 1 consists of all Priority Claims.

               Class 2. Class 2 consists of the Pre-petition Credit Agreement Claims.

               Class 3. Class 3 consists of all Miscellaneous Secured
Claims.

               Class 4. Class 4 consists of all General Unsecured Claims.

               Class 5. Class 5 consists of all Senior Subordinated Note
Claims.

          4.2. Interests
               ---------

               Class 6. Class 6 consists of all Old Common Stock Interests.

               Class 7. Class 7 consists of all Other Interests.

               Class 8. Class 8 consists of all Subsidiary Common Stock
Interests.

                                ARTICLE FIVE
                                ------------

                  IDENTIFICATION OF CLASSES OF CLAIMS AND
              INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN
              ------------------------------------------------

          5.1. Classes of Claims and Interests Impaired by this Plan and Entitled to Vote. Pre-petition Credit Agreement Claims (Class 2), General Unsecured Claims (Class 4), Senior Subordinated Note Claims (Class 5), and Old Common Stock Interests (Class 6) are Impaired by this Plan and the Holders of Allowed Claims and Interests in such Classes are entitled to vote to accept or reject this Plan.

          5.2. Classes of Claims Not Impaired by this Plan and
Conclusively Presumed to Accept this Plan. Priority Claims (Class 1), Miscellaneous Secured Claims (Class 3) and Subsidiary Common Stock Interests (Class 8) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

          5.3. Class of Interests Impaired by this Plan and Deemed Not to Have Accepted this Plan. Other Interests (Class 7) are Impaired by this Plan and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Other Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited.

                                ARTICLE SIX
                                -----------

                        PROVISIONS FOR TREATMENT OF
                            CLAIMS AND INTERESTS
                        ---------------------------

          6.1. Priority Claims (Class 1).
               ---------------

          (a) Treatment. On the latest of (a) the Effective Date, (b) the date on which such Priority Claim becomes an Allowed Claim, and (c) the date on which the Debtors and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim shall be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code.

          (b) Full Settlement. The distribution provided for in this
Section 6.1 is in full settlement, release and discharge of each Holder's Priority Claim.

Class 1 is not Impaired.

          6.2. Pre-petition Credit Agreement Claims (Class 2).
               ------------------------------------

          (a) Treatment. On the Effective Date, the Holders of Allowed Pre-petition Credit Agreement Claims shall be entitled to receive the New Senior Notes. The Pre-petition Credit Agreement Claims are held by the Pre-petition Lenders and the Junior DIP Lenders. The Junior Subsequent DIP Lenders have agreed that all the New Senior Notes shall be distributed to the Pre-petition Lenders.

          (b) Full Settlement. The distribution provided for in this
Section 6.2 is in full settlement, release and discharge of the Pre-petition Credit Agreement Claim.

Class 2 is Impaired.

          6.3. Miscellaneous Secured Claims (Class 3).
               ----------------------------

          (a) Treatment. On the latest of (a) the Effective Date, (b) the date on which such Miscellaneous Secured Claim becomes an Allowed Claim, and (c) the date on which the Debtors and the Holder of such Allowed Miscellaneous Secured Claim otherwise agree, at the election of the Debtors prior to the Effective Date, each Holder of an Allowed Miscellaneous Secured Claim shall be entitled to receive on account of such Holder's Allowed Miscellaneous Secured Claim one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder shall remain unaltered,
(ii) such Holder's Allowed Miscellaneous Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Debtors and such Holder.

          (b) Full Settlement. The distribution provided for in this
Section 6.3 is in full settlement, release and discharge of each Holder's Miscellaneous Secured Claim.

Class 3 is not Impaired.

          6.4. General Unsecured Claims (Class 4).
               ------------------------

          (a) Treatment. With the express consent of the Holders of the Pre-petition Credit Agreement Claims, provided that Class 4 accepts this Plan, as soon as practicable following the later of (i) the Effective Date and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of such an Allowed General Unsecured Claim shall receive, at its sole option, for each $1,000 of Allowed General Unsecured Claims that it holds,(x) such Holder's Pro Rata Share of the Distributable New Subordinated Notes in a principal amount not to exceed $500 (the "Note Distribution"); or (y) its Pro Rata Share of the Distributable Cash in an amount not to exceed $250 (the "Cash Option"); provided, that, if such Holder's Allowed General Unsecured Claim is less than $500, such Holder shall be deemed to have elected the Cash Option; provided, however, that in the event Class 4 does not accept this Plan, the Holders of General Unsecured Claims shall receive no distribution of any kind in respect of such General Unsecured Claims. The election of the Cash Option may be made by each Holder of an Allowed General Unsecured Claim solely by indicating such Holder's preference on its Ballot, provided that such Holder may elect only one of the treatments set forth in clauses
(x) and (y) above for its entire Allowed General Unsecured Claim. If a Holder of an Allowed General Unsecured Claim fails to make an election or elects more than one option, such Holder shall be deemed to have elected the Cash Option.

          (b) Full Settlement. The distribution provided for in this
Section 6.4 is in full settlement, release and discharge of each Holder's General Unsecured Claim.

Class 4 is Impaired.

          6.5.  Senior Subordinated Note Claim (Class 5).
                ------------------------------

          (a) Treatment. With the express consent of the Holders of the Pre-petition Credit Agreement Claims, provided that Class 5 accepts this Plan, on the Effective Date, or as soon as thereafter is practicable, the Holders of the Senior Subordinated Note Claim shall receive an aggregate of $2,000,000 in Cash; provided, however, that in the event Class 5 does not accept this Plan, the Holders of the Senior Subordinated Note Claim shall receive no distribution of any kind in respect of such Senior Subordinated Note Claim.

          (b) Full Settlement. The distribution provided for in this
Section 6.5 is in full settlement, release and discharge of each Holder's Senior Subordinated Note Claim.

          Class 5 is Impaired.

          6.6.  Old Common Stock Interests (Class 6).
                --------------------------

          (a) Treatment. With the express consent of the Holders of the Pre-petition Credit Agreement Claims, provided that Class 6 accepts this Plan, (i) on the Rights Issue Date, each holder of Allowed Old Common Stock Interests as of the Rights Record Date will receive its Pro Rata Share of Rights to purchase up to 100% of the New Common Stock on the terms of the Rights Plan, and (ii) as soon as practicable following the Effective Date, each holder of Allowed Old Common Stock Interests, shall receive its Pro Rata Share of the beneficial interests in the Litigation Trust; provided, however, that in the event that Class 6 does not accept the Plan, (x)the holder of such Old Common Stock Interests shall receive no distribution of any kind in respect of such Old Common Stock Interests and (y) the beneficial interests in the Litigation Trust shall be distributed to Reorganized NutraMax.

          (b) Full Settlement. The distribution provided for in this
Section 6.6 is in full settlement, release and discharge of each Holder's Old Common Stock Interest.

Class 6 is Impaired.

          6.7. Other Interests (Class 7). On the Effective Date, all Other Interests will be extinguished and no distributions will be made in respect of such Other Interests.

Class 7 is Impaired.

          6.8.  Subsidiary Common Stock Interests (Class 8).
                ---------------------------------

          (a) On the Effective Date, each holder of a Subsidiary Common Stock Interest shall retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest.

          (b) Full Settlement. The distribution provided for in this
Section 6.8 is in full settlement, release and discharge of each Holder's Subsidiary Common Stock Interest.

Class 8 is not Impaired.

                               ARTICLE SEVEN
                               -------------

                   ACCEPTANCE OR REJECTION OF THIS PLAN;
                EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                       CLASSES OF CLAIMS OR INTERESTS
                -------------------------------------------

          7.1. Impaired Class of Claims and Interests Entitled to Vote. The Holders of Allowed Claims in each Impaired Class of Claims (Class 2 - Pre-petition Credit Agreement Claims; Class 4 - General Unsecured Claims; Class 5 - Senior Subordinated Note Claims); and Interests (Class 6 - Old Common Stock Interests) are entitled to vote to accept or reject this Plan.

          7.2. Acceptance by an Impaired Class of Creditors. Consistent with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.

          7.3. Acceptance by an Impaired Class of Interest Holders. Consistent with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, Class 6 (Old Common Stock Interests) shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in amount of the Allowed Interests in Class 6 that have timely and properly voted to accept or reject this Plan.

          7.4. Classes of Claims and Interests Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class 1), Miscellaneous Secured Claims (Class 3). Subsidiary Common Stock Interest (Class 8) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

          7.5. Class of Interests Deemed Not to Have Accepted this Plan. Other Interests (Class 7) are Impaired by this Plan and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Other Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited.

          7.6. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. With respect to Class 7 and any Impaired Class that does not accept this Plan, the Debtors intend to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code.

                               ARTICLE EIGHT
                               -------------

                  UNEXPIRED LEASES AND EXECUTORY CONTRACTS
                  ----------------------------------------

          8.1. Assumption and Rejection of Executory Contracts and Unexpired Leases. The Debtors and Reorganized Debtors shall have until the six-month anniversary of the Effective Date to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that has not been expressly assumed or rejected with approval by order of the Bankruptcy Court on or prior to the six-month anniversary of the Effective Date shall, as of such date, be deemed to have been assumed by the Debtors unless there is then pending before the Bankruptcy Court a motion to reject such unexpired lease or executory contract.

          8.2. Bar Date for Rejection Damages. Unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within the later of (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the period set forth above shall be forever barred from asserting a Claim against the Debtors, Reorganized Debtors or the property or interests in property of the Debtors or Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be classified as a General Unsecured Claim (Class 4) under this Plan.

                                ARTICLE NINE
                                ------------

                        IMPLEMENTATION OF THIS PLAN
                        ---------------------------

          9.1. Rights Plan. Pursuant to the Rights Plan, and with the express consent of the Holders of the Pre-petition Credit Agreement Claims, each Holder of Old Common Stock as of the Rights Record Date shall receive on the Rights Issue Date, Rights to purchase, such Holder's Pro Rata Share (determined as of the Rights Record Date) of up to 100% of the shares of New Common Stock to be issued and outstanding on the Effective Date. The Rights will be exercisable at a price per share equal to the amounts outstanding under the Junior DIP Agreement on the Confirmation Date divided by the number of shares of New Common Stock to be issued and outstanding on the Effective Date. The Rights, which will not be issued prior to the Confirmation Date, shall not be transferable (other than as expressly set forth in the Rights Plan or as ordered by the Bankruptcy Court) and shall be exercisable through the date that is fifteen (15) days after the Rights Issue Date. The net proceeds of the Rights Plan, together with the Unsubscribed New Common Stock, will be distributed to the Junior DIP Leaders pursuant to Section 2.3 of this Plan.

          9.2. Vesting of Property. Except as set forth in Section 9.13 below and as otherwise provided in this Plan, on the Effective Date, title to all property of the Debtors' estates shall pass to the applicable Reorganized Debtors free and clear of all Claims, Interests, and liens. Confirmation of this Plan (subject to the occurrence of the Effective Date) shall be binding and the Debtors' debts shall, without in any way limiting
Section 12.1 of this Plan, be discharged as provided in section 1141 of the Bankruptcy Code.

          9.3. Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day shall instead occur on the next succeeding Business Day.

          9.4. Corporate Action for Reorganized Debtors. On the Effective Date, NutraMax shall be incorporated in the State of Delaware as Reorganized NutraMax. On the Effective Date or as soon thereafter as is practicable, Reorganized NutraMax shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, Reorganized NutraMax Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized NutraMax. On the Effective Date, Reorganized NutraMax By-Laws shall become the by-laws of Reorganized NutraMax. On the Effective Date or as soon thereafter as practicable, each of the Reorganized Debtors (other than NutraMax) shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the New Certificates of Incorporation.

          9.5. Implementation. Pursuant to the Confirmation Order and upon confirmation of this Plan, the Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein. The Debtors or the Reorganized Debtors, as the case may be, may, are hereby authorized and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in this Plan.

          9.6. Issuance of New Securities. The issuance and distribution of the Rights, New Senior Subordinated Secured Notes, New Subordinated Notes and New Common Stock by Reorganized NutraMax is hereby authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

          9.7. Cancellation of Existing Securities and Agreements. On the Effective Date, the Senior Subordinated Notes, the Old Common Stock, the Other Interests and any rights, options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating the Debtors to issue, transfer, or sell any shares of Old Common Stock or any other capital stock of the Debtors shall be canceled.

          9.8. Board of Directors of Reorganized NutraMax. On the Effective Date, the operation of Reorganized NutraMax shall become the general responsibility of Board of Directors of Reorganized NutraMax, subject to, and in accordance with, the Reorganized NutraMax Certificate of Incorporation and the Reorganized NutraMax By-Laws. The Reorganized NutraMax Certificate of Incorporation will provide for, among other things, a nine (9) member board. The initial Board of Reorganized NutraMax shall consist of the individuals identified on Exhibit A to this Plan which will be filed with the Bankruptcy Court prior to the hearing to approve the adequacy of the Disclosure Statement. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

          9.9. Employee Benefit Plans. Subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of the Debtors, and the Debtors' obligations thereunder, shall survive confirmation of this Plan, remain unaffected thereby, and not be discharged; except to the extent such plans, policies and programs held Old Common Stock Interests or Other Interests (which Interests would be cancelled and entitled to the treatment set forth in Sections 6.6 and 6.7 of this Plan). Employee benefit plans, policies, and programs shall include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under this Plan), but shall exclude all employee equity, or equity-based incentive plans.

          9.10. Survival of Indemnification and Contribution
Obligations. Notwithstanding anything to the contrary contained in this Plan, the obligations of the Debtors to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, pursuant to the Certificate of Incorporation, By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or impaired by confirmation or consummation of this Plan but shall survive unaffected by the reorganization contemplated by this Plan.

          9.11. Litigation Trust. (a) On the Effective Date, the Debtors shall be deemed to have transferred and assigned to the Litigation Trust, any and all Causes of Action of the Debtors against its officers, directors and independent accountants, if any, other than those expressly released or compromised as part of, or under, this Plan.

          (b) On the Effective Date, in consideration for the right to receive the Rights and beneficial interests in the Litigation Trust pursuant to Section 6.6 above, each Holder of Old Common Stock Interests shall be deemed to have transferred to the Litigation Trust, any and all Causes of Action such Holder may have, against any party in connection with, or in any way related to, such Old Common Stock Interests, other than those Causes of Action released or compromised as part of, or under, this Plan.

          (c) The Litigation Trust shall be managed by a litigation trustee to be appointed by the Board of Directors which trustee have the exclusive right to enforce and prosecute the Causes of Action assigned and transferred to the Litigation Trust.

          (d) If Class 6 accepts the Plan, the beneficial interests in the Litigation Trust will be distributed to the Holders of Old Common Stock. If Class 6 does not accept the Plan, the beneficial interests in the Litigation Trust will be distributed to Reorganized NutraMax.

          9.12. Substantive Consolidation. The Plan contemplates and is predicated upon entry of the Confirmation Order effecting the substantive consolidation of the Cases of the Debtors into a single chapter 11 case solely for the purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (a) all intercompany Claims by and among the Debtors shall be eliminated and extinguished; (b) solely for the purposes of this Plan and the distributions and transactions contemplated hereby, all assets and liabilities of the Debtors shall be treated as though they were merged; (c) all prepetition cross-corporate guarantees of the Debtors shall be eliminated; (d) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (e) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (f) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Case and shall be deemed a single obligation of all of the Debtors under the Plan on and after the Conformation Date; (g) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors but in no way shall be deemed Allowed by reason of this Section 9.14; and (h) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Debtors under the Plan. Notwithstanding the provisions of this paragraph, each of the Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities.

          9.13. Chilmark Consulting Agreement. The Chilmark Consulting Agreement shall become effective on the Effective Date.

                                ARTICLE TEN
                                -----------

                     PROVISIONS COVERING DISTRIBUTIONS
                     ---------------------------------

          10.1. Timing of Distributions Under this Plan. Except as otherwise provided in this Plan and without in any way limiting Sections 9.7, 10.6, 10.11, 11.3 and 12.1 of this Plan, payments and distributions in respect of (a) Allowed General Unsecured Claims shall be made by the Reorganized Debtors or their designee as soon as practicable following the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, (b) all other Allowed Claims which are required by the this Plan to be made on the Effective Date shall be made by the Reorganized Debtors or their designee on, or as soon as practicable following, the Effective Date and (c) Allowed Old Common Stock Interests shall be made as follows: (i) on the Rights Issue Date, the Rights shall be distributed to Holders of Old Common Stock Interests in accordance with
Section 6.6 hereof and (ii) as soon as practicable following the Effective Date, the beneficial interests in the Litigation Trust shall be distributed to Holders of Old Common Stock Interests in accordance with Section 6.6 hereof.

          10.2. Allocation of Consideration. The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under this Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

          10.3. Cash Payments. Cash payments made pursuant to this Plan will be in U.S. dollars. Cash payments of $1,000,000 or more to be made pursuant to this Plan will, to the extent requested in writing no later than ten days after the Confirmation Date, be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of the Debtors or Reorganized NutraMax, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by Reorganized NutraMax shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized NutraMax or its designee as set forth in Section 10.13 below.

          10.4. Payment of Statutory Fees. All fees payable to the United States Trustee pursuant to 28 U.S.C.ss.1930 as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors on or before the Effective Date.

          10.5. No Interest. Except with respect to holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as expressly provided herein, no Holder of an Allowed Claim or Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

          10.6. Fractional Securities. Notwithstanding any other provision of this Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to this Plan. Reorganized NutraMax will not distribute any fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock shall be rounded up to the nearest share of New Common Stock.

          10.7. Withholding of Taxes. Reorganized NutraMax shall withhold from any property distributed under this Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under this Plan, Reorganized NutraMax or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

          10.8. Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer register for the Old Common Stock maintained by the Debtors, or its respective agents, will be closed. Reorganized NutraMax and its designees will have no obligation to recognize the transfer of any Old Common Stock occurring after the Distribution Record Date and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

          10.9. Persons Deemed Holders of Registered Securities. Except as otherwise provided herein and subject to Sections 9.6 and 10.10, the Debtors, Reorganized NutraMax or its designee, shall be entitled to treat the record holder of a registered security as the Holder of the Interest in respect thereof for purposes of all notices, payments or other distributions under this Plan unless the Debtors, Reorganized NutraMax or its designee, as the case may be, shall have received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Interest under this Plan, no payments or distributions will be made in respect of such Interest until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

          10.10. Surrender of Existing Securities. As a condition to receiving any distribution under this Plan, each Holder of a Senior Subordinated Note, Old Common Stock Interest, or other instrument evidencing a Claim or equity Interest must surrender such Senior Subordinated Note, Old Common Stock Interest, or other instrument to Reorganized NutraMax or its designee. Any Holder of a Claim or Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized NutraMax before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any distribution under this Plan.

          10.11. Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments. In addition to any requirements under NutraMax's Certificate of Incorporation or By-laws, any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed shall be required to, in lieu of surrendering such Instrument, deliver to the Reorganized Debtors or their designee: (a) evidence satisfactory to Reorganized Debtors or their designee, as the case may be, of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Reorganized Debtors or their designee, as the case may be, to hold the Reorganized Debtors and/or their designee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with this Section 10.11, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under this Plan, be deemed to have surrendered such Instrument.

          10.12. Undeliverable or Unclaimed Distributions. (a) Any Entity that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 120 days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such Entity requests the Reorganized Debtors or their designee to reissue such check and provides the Reorganized Debtors or their designee, as the case may be, with such documentation as the Reorganized Debtors or its designee requests to verify that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to the Reorganized Debtors or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors or their designee is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors or their designee pursuant to Section 10.1 of this Plan until such time as a distribution becomes deliverable.

          (b) All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property shall revert to the Reorganized Debtors and the claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

                               ARTICLE ELEVEN
                               --------------

                  PROCEDURES FOR RESOLVING DISPUTED CLAIMS
                  ----------------------------------------

          11.1. Objections to Claims. Only the Debtors and the Reorganized Debtors shall have the authority to file objections to Claims after the Effective Date. Subject to an order of the Bankruptcy Court providing otherwise, the Reorganized Debtors may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court, which motion may be made without further notice or hearing.

          11.2. Procedure. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Debtors, or until an objection thereto by the Debtors or by Reorganized Debtors is withdrawn, the Debtors or Reorganized Debtors shall litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Debtors, subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Debtors, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim.

          11.3. Payments and Distributions With Respect to Disputed Claims. No payments or distributions shall be made in respect of (a) a Disputed General Unsecured Claim until all Disputed General Unsecured Claims have been resolved by final order of the Bankruptcy Court and (b) any other Disputed Claim until such Disputed Claim becomes an Allowed Claim.

          11.4. Individual Holder Proofs of Interest. Individual Holders of Allowed Old Common Stock Interests are not required to file proofs of such Interests unless they disagree with the number of shares set forth on the Debtor's stock register.

                               ARTICLE TWELVE
                               --------------

         DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS
         ---------------------------------------------------------

          12.1.  Discharge of All Claims and Interests and Releases.
                 --------------------------------------------------

          (a) Except as otherwise specifically provided by this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall discharge and release the Debtors, the Reorganized Debtors, their successors and assigns and their respective assets and properties from any debt, charge, Cause of Action, liability, encumbrances, security interest, Claim, Interest, or other cause of action of any kind, nature or description (including, but not limited to, any claim of successor liability) that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed, and whether or not the Holder of such Claim has accepted this Plan.

          (b) Furthermore, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by this Plan, effective as of the Effective Date, the distributions and rights that are provided in this Plan to Classes 1,2,3,4,5,6 and 8, shall be in complete satisfaction, discharge and release, of (i) all Claims and Causes of Action against, liabilities of, liens on, charges, encumbrances, security interests, obligations of and Interests in the Debtors, Reorganized Debtors, or the direct or indirect assets and properties of the Debtors or Reorganized Debtors, whether known or unknown, and (ii) all Causes of Action, whether known or unknown, either directly or derivatively through the Debtors or the Reorganized Debtors, against successors and assigns of the Debtors, present Affiliates of the Debtors, and their present officers, directors, agents, attorneys, advisors, partners, financial advisors, investment bankers, independent accountants, employees of the Debtors and its Affiliates and any Affiliate of any of the foregoing, based on the same subject matter as any Claim or Interest, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Interest has voted to accept or reject this Plan.

          (c) In addition, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by this Plan, any Holder of a Claim or Interest in Classes 1,2,3,4,5,6 and 8 accepting any distribution pursuant to this Plan shall be presumed conclusively to have released (i) the Debtors, Reorganized Debtors, successors and assigns of the Debtors, the present Affiliates of the Debtors, and present directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees of the Debtors and their Affiliates, and any Entity claimed to be liable derivatively through any of the foregoing, and (ii) in consideration for its acceptance of the treatments set forth in Sections 2.2 and 6.2 above of the DIP Administrative Expenses and Pre-petition Credit Agreement Claims, each holder of a Junior Subsequent DIP Administrative Expense or Pre-petition Credit Agreement Claim, and its successors and assigns, its Affiliates, their directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees, from any Cause of Action based on the same subject matter as the Claim on which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to this Plan.

          (d) Notwithstanding anything herein to the contrary, any and all Causes of Action of the Debtors against their former directors, former officers, and former independent accountants are expressly preserved and assigned and transferred to the Litigation Trust pursuant to Section 9.13 of this Plan.

          (e) Without in any way limiting Section 12.2 of this Plan, all injunctions or stays entered in the Chapter 11 Case and existing immediately prior to the Confirmation Date shall remain in full force and effect until the Effective Date.

          12.2. Injunction. The satisfaction, release and discharge pursuant to Sections 12.1, 12.3 and 12.4 of this Plan, shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan. The injunction, discharge and releases described in Sections 12.1, 12.2, 12.3 and 12.4 of this Plan shall apply regardless of whether or not a proof of Claim or Interest based on any Claim, debt, liability or Interests is filed or whether or not a Claim or Interest based on such Claim, debt, liability or Interest is Allowed, or whether or not such Entity voted to accept or reject this Plan.

          12.3. Exculpation. In consideration of the distributions under this Plan, upon the Effective Date, each Holder of a Claim or Interest will be deemed to have released the Debtors and their directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees (as applicable) employed by the Debtors from and after the Filing Date from any and all Causes of Action (other than the right to enforce the Debtors' obligations under this Plan and the right to pursue a Claim based on any willful misconduct) arising out of actions or omissions during the administration of the Debtors' estate.

          12.4.  Guaranties and Claims of Subordination.
                 --------------------------------------

          (a) Guaranties. The classification and the manner of satisfying all Claims under this Plan takes into consideration the possible existence of any alleged guaranties by the Debtors of obligations of any Entity or Entities, and that the each Debtor may be a joint obligor with another Entity or Entities with respect to the same obligation. All Claims against the Debtors based upon any such guaranties shall be satisfied, discharged and released in the manner provided in this Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors.

          (b) Claims of Subordination. (i) Except as expressly provided for in this Plan, to the fullest extent permitted by applicable law, all Claims against and Interests in the Debtors, and all rights and Claims between or among Holders of Claims and Interests relating in any manner whatsoever to Claims against or Interests in the Debtors, based on any contractual, legal or equitable subordination rights, shall be terminated on the Effective Date and discharged in the manner provided in this Plan, and all such Claims, Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled shall be irrevocably waived by the acceptance by such Entity (or, unless the Confirmation Order provides otherwise, the Class of which such Entity is a member) of this Plan or of any distribution pursuant to this Plan. Except as otherwise provided in this Plan and to the fullest extent permitted by applicable law, the rights afforded and the distributions that are made pursuant to this Plan in respect of any Claims or Interests shall not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each Holder of a Claim or Interest shall have and receive the benefit of the rights and distributions set forth in this Plan.

          (ii) Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under this Plan, the provisions of this Section 12.4(b) shall constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in this Section 12.4(b) which could be brought by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest, which compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. This settlement shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, including, without limitation, the laws of the States of Massachusetts and Delaware, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest.

                              ARTICLE THIRTEEN
                              ----------------

                    CONDITIONS PRECEDENT TO CONFIRMATION
                          ORDER AND EFFECTIVE DATE
                    ------------------------------------

          13.1. Conditions Precedent to Entry of the Confirmation Order. The following conditions must occur and be satisfied or waived in accordance with Section 13.3 of this Plan on or before the Confirmation Date for this Plan to be confirmed on the Confirmation Date.

          (a) The Confirmation Order is in form and substance reasonably acceptable to the Debtors, and the holders of DIP Administrative Expenses.

          (b) The Initial DIP Agreement shall have been terminated in accordance with its terms and all obligations of the Debtors thereunder shall have been satisfied in full.

          (c) The loans and transactions contemplated by the Subsequent DIP Agreement shall have been made and consummated in accordance with the terms thereof. (d) The Debtors' Massachusetts Industrial Finance Agency Series A and B Variable Rate Industrial Development Revenue Bonds shall have been satisfied and fully discharged.

          13.2. Conditions Precedent to the Effective Date. The following conditions must occur and be satisfied or waived by the Debtors on or before the Effective Date for this Plan to become effective on the Effective Date.

          (a) Final Order. The Confirmation Order shall have become a Final
Order.

          (b) Working Capital Facility. The Reorganized Debtors shall have executed an agreement for a satisfactory working capital facility.

          (c) Certificate of Incorporation. The Reorganized NutraMax Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law.

          (d) Authorizations, Consents and Approvals. All authorizations, consents and regulatory approvals required, if any, in connection with this Plan's effectiveness shall have been obtained.

          (e) The Rights Plan shall have been consummated in accordance with its terms.

          13.3. Waiver of Conditions. The Debtors may waive one or more of the conditions precedent to the confirmation or effectiveness of this Plan set forth in Sections 13.1 and 13.2 of this Plan.

          13.4. Effect of Failure of Conditions. If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Court enters an order confirming this Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Court, then upon motion by the Debtors or any party in interest made before the time that all of the conditions have been satisfied or duly waived, the order confirming this Plan may be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the order confirming this Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the order confirming this Plan is vacated pursuant to this section, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any claims against or equity interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Debtors.

                              ARTICLE FOURTEEN
                              ----------------

                          MISCELLANEOUS PROVISIONS
                          ------------------------

          14.1. Bankruptcy Court to Retain Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Case or this Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims; (c) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (d) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Case or this Plan; (e) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (f) to enforce the provisions of this Plan relating to the distributions to be made hereunder;
(g) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan; (h) to enforce and interpret any provisions of this Plan; (i) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan; (j) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Related Documents; (l) to hear and determine any issue for which this Plan or any Related Document requires a Final Order of the Bankruptcy Court; (m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (n) to hear and determine any issue related to the composition of the initial Board of Reorganized NutraMax; (o) to hear any other matter not inconsistent with the Bankruptcy Code; and (p) to enter a Final Decree closing the Chapter 11 Case.

          14.2. Binding Effect of this Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by this Plan.

          14.3. Nonvoting Stock. In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors Certificate of Incorporation shall contain a provision prohibiting the issuance of nonvoting equity securities by the Reorganized Debtors for a period of one year following the Effective Date.

          14.4. Authorization of Corporate Action. The entry of the Confirmation Order shall constitute a direction and authorization to and of the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the provisions of this Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized NutraMax Certificate of Incorporation) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Code.

          14.5. Retiree Benefits. On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits, if any, as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

          14.6. Withdrawal of this Plan. The Debtors reserves the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtors revoke or withdraw this Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) this Plan will be deemed null and void and (ii) this Plan shall be of no effect and shall be deemed vacated, and the Chapter 11 Case shall continue as if this Plan had never been filed and, in such event, the rights of any Holder of a Claim or Interest shall not be affected nor shall such Holder be bound by, for purposes of illustration only, and not limitation, (a) this Plan, (b) any statement, admission, commitment, valuation or representation contained in this Plan, the Disclosure Statement, or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in this Plan.

          14.7. Captions. Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.

          14.8. Method of Notice. All notices required to be given under this Plan, if any, shall be in writing and shall be sent by facsimile transmission (with hard copy to follow), by first class mail, postage prepaid, by hand delivery or by overnight courier to:

          If to the Debtors to:

          NutraMax Products, Inc.
          51 Blackburn Drive
          Gloucester, Massachusetts  01932
          Attn: Richard G. Glass
          Fax No.:  (978) 281-0483

          with copies to:

          Pachulski, Stang, Ziehl, Young
             & Jones P.C.
          Attorneys for the Debtors and
             Debtors-in-Possession
          919 North Market Street
          16th Floor
          Wilmington, Delaware 19801
          Attn: Laura Davis Jones, Esq.
          Fax No.:  (302) 652-4400

                 and

          Fried, Frank, Harris, Shriver & Jacobson

          (A Professional Partnership Including Professional Corporations) One New York Plaza
          New York, New York  10004
          Attn: Gerald C. Bender, Esq.
          Fax No.:  (212) 859-4000

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.

          14.9. Dissolution of Committees. On the Effective Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases.

          14.10. Amendments and Modifications to Plan. This Plan may be altered, amended or modified by the Debtors, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

          14.11. Section 1125(e) of the Bankruptcy Code. (a) The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and (b) the Debtors and each of the members of the Creditors' Committee, if any (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

Dated:  May _, 2000



                                      Respectfully submitted,

                                      NUTRAMAX PRODUCTS, INC.
                                      NUTRAMAX OPHTHALMICS INC. (f/k/a
                                      Optopics Laboratories Corporation)
                                      FAIRTON REALTY HOLDINGS, INC.
                                      POWERS PHARMACEUTICAL CORPORATION
                                      CERTIFIED CORP.
                                      ORAL CARE, INC.
                                      FLORENCE REALTY, INC.
                                      FIRST AID PRODUCTS, INC.
                                      ADHESIVE COATINGS, INC.
                                      ELMWOOD PARK REALTY, INC.
                                      NUTRAMAX HOLDINGS INC.
                                      NUTRAMAX HOLDINGS II INC.
                                      F.A. PRODUCTS, L.P.
                                      NUTRAMAX ACQUISITION CORPORATION,
                                      Debtors and Debtors-In-Possession



                                      By: /s/ Richard G. Glass
                                         -------------------------------


PACHULSKI, STANG, ZIEHL, YOUNG
   & JONES P.C.
Attorneys for the Debtors and
   Debtors-in-Possession
919 North Market Street
16th Floor
Wilmington, Delaware 19801
(302) 652-4100


By: /s/ Laura Davis Jones
   -----------------------------
   Laura Davis Jones, Esq.


FRIED, FRANK, HARRIS, SHRIVER &
   JACOBSON
(A Partnership Including
   Professional Corporations)
Attorneys for the Debtors and
   Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000



By: /s/ Gerald C. Bender
   -----------------------------
   Gerald C. Bender, Esq.